EXCHANGE OPTION RIDER

We will exchange this Policy for two individual Policies on the life of each Insured, subject to the conditions stated in this rider.

Exchange Options. This option may be exercised only if one of the following occurs:

1) A final divorce decree on the Insureds' marriage is issued and in effect for 6 months. The Insureds must have been married to each other on the Policy Issue Date.

2)   A  significant  change to the Internal  Revenue Code that results in (1) or
     (2) below:

     a) The repeal of the unlimited marital deduction provision; or
     b) The tax rate for the maximum federal estate tax bracket is reduced to 25% or less.

Date of Exchange. The date of exchange is the date the coverage under the individual Policies become effective. No evidence of insurability will be required at time of the exchange.

Conditions for Exchange. The option to exchange this Policy will not be allowed unless the following conditions are met:

1) This Policy and this rider must be in force on the day prior to the date of exchange;

2) The Owner of each new Policy must have an insurable interest in the Insured's life;

3)   This Policy will terminate on the date of exchange;

4)   Both Insureds under this Policy must be living on the date of exchange;

5) Evidence and written notice satisfactory to Us must be received in Our Service Center on or within 6 months after an Exchange Option occurs;

6) In the event of divorce, the Insureds cannot be re-married to each other on the date of exchange and a copy of the final decree must be received at Our Service Center;

7) Release of any lien against or assignment of the Policy, or written approval by any lien-holder or assignee in a form satisfactory to Us and any other such documentation We may require;

8)   The original Policy is returned to Us; and

9) The first premium for each new individual Policy must be paid on or before the Exchange Date.

New Policies.  Each new Policy will:

1) Be a single life flexible premium life insurance Policy then being issued by Us;

2)   Be issued at the Insured's attained age as of the date of exchange;

3) Be issued at the Insured's same rate classification and substandard rating as the most recent increase to the Specified Amount, or the same as the original Policy was issued at if no increases have been made;

4) Be considered a newly issued Policy with new minimum premium payment and surrender period requirements;

5) Have a Specified Amount equal to one half of the Specified Amount of the original Policy at the time of exchange;

6)   Have the same death benefit option as the original Policy;

7) Be credited one half of the Accumulation Value and loan value of the original Policy as of the day prior to the date of exchange;

8) Become effective on the date of exchange and will not provide any insurance until such time;

9) Each new Policy will be subject to one half the amount of any outstanding loans on the original Policy. If the outstanding loans on a new Policy exceed the amount available for a loan under that Policy, the outstanding loans must be reduced to equal the available loan value on the new Policy. Any excess must be paid in cash to us;

10) Each new Policy will be subject to any existing assignment of the original Policy; and

11) Riders can be added to the new Policy, if available, with evidence of insurability.

Consideration. The consideration for issuing this rider is the application. This rider is made a part of the Policy to which it is attached. The applicable Policy provisions apply to this rider, except as otherwise stated.

Effective Date - The effective date of this rider will be the effective date of the Policy unless otherwise stated on the Policy Schedule.

Termination. This rider will terminate on the earliest of the following:

1)   the date of the first death of the Insureds;

2) the first Monthly Anniversary Day that falls on or next follows Your written request to Our Service Center to cancel this rider;

3)   the Date of Exchange under this rider;

4)   the Monthly Anniversary following the older Insureds' 80th birthday; or

5)   the date the Policy terminates for any reason.


                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

                                [IMPORT OMITTED]
                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                    Secretary


VL71                                                                    (9/00)